12 Gill Street Suite 4650 ∙ Woburn MA 01801

October 6, 2023

PERSONAL AND CONFIDENTIAL

Dr. Neal Muni

Re: Separation Agreement

Dear Neal:

As we discussed, your employment with Comera Life Sciences, Inc. (the “Company”), a wholly owned subsidiary of Comera Life Sciences Holdings, Inc. (“Parent”), will end effective October 6, 2023 (hereinafter, the “Separation Date”). On the Separation Date, you will receive a payment representing all earned but unpaid wages through the Separation Date, less all required local, state, federal, and other employment-related taxes and deductions. You will also have the opportunity to continue group medical and dental insurance coverage after the termination of your employment under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or its state equivalent. The terms of that opportunity will be set forth in a separate written notice. Your eligibility to participate in any other employee benefit plans and programs of the Company ceases on or after termination of your employment in accordance with the applicable benefit plan or program.

The remainder of this letter sets forth a proposed agreement (this “Agreement”) between you and the Company regarding an amicable arrangement for your separation from employment. Please sign below if the Agreement is acceptable to you. Your employment will end on the Separation Date regardless of whether you accept the terms of this Agreement.

1. Severance. Provided that you execute and do not revoke this Agreement and the Release and Waiver of Claims described below and attached hereto at Exhibit A (the “Release”), the Company shall pay you severance equal to three (3) months of your current salary (the gross amount of $70,000.00), less all required local, state, federal and other employment-related taxes and deductions. The Company will make lump sum severance payment to you on its first regularly scheduled payday following the effective date of the Release.

2. Stock Option. Prior to the termination of your employment on the Separation Date, in lieu of additional cash compensation to be paid as severance hereunder, the Parent will grant you a nonstatutory stock option (the “New Stock Option”) to purchase 60,000 of shares of its common stock, par value $0.0001 per share (the “Common Stock”), at an exercise price per share equal to the closing price on the date of grant. The New Stock Option will vest in full upon expiration of the seven-day revocation period set forth in Section 13 of this Agreement (provided that you execute and do not revoke this Agreement and the Release prior to the expiration of such revocation period) and will remain exercisable until the date that is three years after the grant date. In the event that you revoke this Agreement and the Release prior to the expiration of the

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revocation period set forth in Section 13 of this Agreement, the New Stock Option shall automatically be terminated and forfeited.

3. Confidentiality. You agree that the terms of this Agreement, including but not limited to the terms and amount of financial benefits, are strictly confidential and shall not be disclosed to any other person, except that you may disclose this Agreement to your spouse (if any), attorney and/or tax advisor.

4. Non-disparagement. You agree that you will not make any statements, whether verbally or in writing, including in electronic communications, that are professionally or personally disparaging of, or adverse to the interests of, the Company, its subsidiaries (direct and indirect), affiliates, related companies, divisions, and predecessor and successor companies or any of their officers, directors, managers or employees. This includes, but is not limited to, any statements that disparage the products, services, finances, financial condition, employment practices or any other aspect of the business of the Company. You further agree not to engage in any conduct that is intended to harm, professionally or personally, the reputation of the Company or its officers, directors, managers or employees.

5. Release of Claims. In exchange for the consideration set forth in paragraph 1 of this Agreement, you agree that you will execute a final and binding general release and waiver of claims against the Company, its subsidiaries (direct and indirect), affiliates, related companies, divisions, and predecessor and successor companies, and each of its and their present, former and future shareholders, officers, directors, employees, agents, representatives, attorneys, insurers and assigns in the form attached hereto as Exhibit A on or within forty-five (45) days of your receipt of this Agreement.

6. Pay Acknowledgement. You acknowledge and agree that the Company has paid you all wages and benefits due to you, by law or contract or otherwise, for your services while employed by the Company as of the date of this Agreement. You understand and acknowledge that, other than as described in this Agreement, the Company will provide you with no other payments or benefits.

7. Continuing Obligations. You understand and acknowledge that you are party to an Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement between you and the Company dated September 13, 2021, a copy of which is attached hereto as Exhibit B and the terms of which are incorporated by reference into this Agreement (the “Restrictive Covenants Agreement”). You agree that you will carefully re-read the Restrictive Covenants Agreement, and that you will continue to be bound by it in accordance with its terms; provided, however, that you will not be bound by any post-employment non-competition obligations under the Section 8 of the Confidentiality Agreement, which are hereby waived by the Company.

8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective legal representatives, heirs, successors, assigns and present and former employees and agents of the parties to the extent permitted by law.

9. Entire Agreement; Modification. You acknowledge and agree that this Agreement and the Restrictive Covenants Agreement (as modified by this Agreement) set forth the entire

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agreement between you and the Company, and fully supersede any and all prior agreements or understandings between you and the Company pertaining to the subject matter hereof. This Agreement and the Restrictive Covenants Agreement may be modified only in a writing signed by you and an authorized representative of the Company.

10. Governing Law. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts and shall be governed by and interpreted in accordance with the substantive laws of Massachusetts without regard to its conflict of law principles.

11. Limitations. Nothing in this Agreement, including the Release, shall be construed to preclude you from filing a complaint with or participating in or cooperating with an investigation by the United States Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency, but you acknowledge that you hereby waive all right to recover any relief from the Company (including but not limited to an award of monetary damages or reinstatement to employment), in connection with such a complaint or investigation, including any related court litigation. Furthermore, nothing in this Agreement, including the Release, prohibits you from reporting a possible violation of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the National Labor Relations Board (the “NLRB”), the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under whistleblower provisions of federal, state or local law or regulation. You do not need the prior authorization of anyone at the Company or the Company’s legal counsel to make any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures. Nothing in this Agreement, including the Release, limits your ability to receive a whistleblower or other award from a governmental agency or entity for information provided to such an agency or entity. Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. § 1833(b) for confidential disclosures of trade secrets to government officials, or lawyers, solely for the purpose of reporting or investigating a suspected violation of law, or in a sealed filing in court or other proceeding. Nothing in this Agreement is intended to interfere with or restrain you from exercising your rights under the National Labor Relations Act, including your rights under Section 7 thereof to discuss terms and conditions of employment or file a charge with the NLRB.

12. Acknowledgements. You acknowledge that:

a.
The Company advises you to consult with an attorney of your choosing for the purpose of reviewing the terms of this Agreement, including the rights waived in this Agreement, before signing it.
b.
You have carefully read this agreement and that you are fully aware of the Agreement’s contents and legal effect, including the waiver of any legal claims.
c.
You understand that among the claims you are waiving by entering this Agreement are claims for age discrimination under the Age Discrimination in Employment Act and claims for the failure to pay and/or untimely payment of wages under Massachusetts law.
d.
You are voluntarily entering this Agreement and signing the Release.

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e.
You understand that you are receiving benefits pursuant to this Agreement that you would not otherwise be entitled to if you did not enter this Agreement.
f.
You have received with this Agreement a list of job titles and ages of all employees, listed by job title, who were selected for termination as part of the reduction-in-force pursuant to which your employment is being terminated, and a list of job titles and ages of employees in the same job classification or organizational unit who were not selected for termination as part of the reduction-in-force (attached hereto as Exhibit C)

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12 Gill Street Suite 4650 ∙ Woburn MA 01801

13. Time to Consider; Right to Revoke. You are being given forty-five (45) days from the date on which you receive this Agreement in which to consider this Agreement and whether to accept this Agreement. If you choose to accept this Agreement within that time, you are to sign and date below, execute the attached Release, and return them to my attention at 12 Gill Street, Suites 1250 & 4650, Woburn, Massachusetts 01801. Even after executing this Agreement and the Release, you have seven (7) days after signing to revoke this Agreement and the Release. The Agreement and the Release will not be effective or enforceable until this seven (7) day period has expired. In order to revoke your assent to this Agreement and the Release, you must, within seven (7) days after you sign this Agreement and the Release, deliver a written notice of rescission to my attention at the address noted above. To be effective, the notice of rescission must be hand delivered, or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to the referenced address.

14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but, if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

Your signature below reflects your understanding of, and agreement to, the terms and conditions set forth above.

Very truly yours,

COMERA LIFE SCIENCES, INC.

By: /s/ Jeffrey Hackman
Jeffrey Hackman
CEO

Agreed and accepted this 6th day of October, 2023.

/s/ Neal Muni

Neal Muni

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12 Gill Street Suite 4650 ∙ Woburn MA 01801

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EXHIBIT A

GENERAL RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and benefits set forth in the Letter Agreement dated October 6, 2023 between Comera Life Sciences, Inc. (“Employer”), and Neal Muni (“Employee”), to which this General Release and Waiver of Claims is attached, the terms of which Letter Agreement shall survive this General Release and Waiver of Claims, Employee, for himself, and for his heirs, executors, estates, agents, representatives, attorneys, insurers, successors and assigns (collectively, the “Releasors”), hereby voluntarily releases and forever discharges Employer and its subsidiaries (direct and indirect), affiliates, related companies, divisions, and predecessor and successor companies, and each of its and their present, former and future shareholders, officers, directors, employees, agents, representatives, attorneys, insurers and assigns (collectively, the “Releasees”) from all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, damages, judgments, demands and claims which the Releasors ever had, or now have, or hereafter can, shall or may have, for, upon or by reason of any matter or cause whatsoever arising prior to the date of this General Release and Waiver of Claims, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including but not limited to claims arising out of or in any way related to Employee’s employment by Employer, or any related matters, including but not limited to claims, if any, arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Massachusetts Fair Employment Practices Act (Mass. Gen. L. c. 151B), the Massachusetts Payment of Wages Statute (Mass. Gen. L. c. 149, section 148 et seq.), including claims for timely and proper payment of wages, the Massachusetts overtime pay law (Mass. Gen. L. c. 151, section 1A, et seq.), the Massachusetts Equal Rights Act, the Massachusetts Civil Rights Act, and any other federal or state statutes, all as amended, federal or state common law, or any other applicable federal, state or local law, statute, regulation or ordinance.

THIS MEANS THAT EMPLOYEE CANNOT SUE EMPLOYER OR ITS OFFICERS FOR ANY CLAIMS ARISING OUT OF EMPLOYEE’S EMPLOYMENT OR THE TERMINATION OF EMPLOYEE’S EMPLOYMENT, INCLUDING CLAIMS FOR AGE DISCRIMINATION UNDER FEDERAL, STATE OR LOCAL LAW AND CLAIMS FOR FAILURE TO PAY AND/OR UNTIMELY PAYMENT OF WAGES UNDER MASSACHUSETTS LAW.

Nothing in this General Release and Waiver of Claims shall be construed to preclude Employee from filing a complaint with or participating in or cooperating with an investigation by the United States Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency, but Employee acknowledges that Employee hereby waives all right to recover any relief from Employer (including but not limited to an award of monetary damages or reinstatement to employment), in connection with such a complaint or investigation, including any related court litigation. Furthermore, nothing in this General Release and Waiver of Claims prohibits Employee from reporting a possible violation of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the National Labor Relations Board (the “NLRB”), the Department of Justice, the Securities and Exchange Commission, the

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Congress, and any agency Inspector General, or making other disclosures that are protected under whistleblower provisions of federal, state or local law or regulation. Employee does not need the prior authorization of anyone at Employer or Employer’s legal counsel to make any such reports or disclosures, and Employee is not required to notify Employer that Employee has made such reports or disclosures. Nothing in this General Release and Waiver of Claims limits Employee’s ability to receive a whistleblower or other award from a governmental agency or entity for information provided to such an agency or entity. Nothing in this General Release and Waiver of Claims is intended to interfere with or restrain Employee from exercising Employee’s rights under the National Labor Relations Act, including Employee’s rights under Section 7 to discuss terms and conditions of employment or file a charge with the NLRB.

Signed this 6th day of October, 2023.

/s/ Neal Muni

Neal Muni

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EXHIBIT B

EMPLOYEE CONFIDENTIALITY, ASSIGNMENT, NONSOLICITATION AND NONCOMPETITION AGREEMENT

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EXHIBIT C

DISCLOSURE OF INFORMATION PURSUANT TO

THE OLDER WORKERS BENEFIT PROTECTION ACT

Eligibility Factors and Time Limitations

On October 6, 2023, Comera Life Sciences, Inc. (the “Company”) is conducting a reduction in force. As a result, certain members of the Company’s executive team are being discharged and are being offered certain benefits in connection with such discharges. All members of the Company’s executive team were considered for this reduction in force and comprise the decisional unit. The terms of the Company’s offer are set forth in the attached letter agreement.

List of Ages and Job Titles of Employees Selected for the Program and Ages and Job Titles

of Employees in the Same Job Classification or Organizational Unit Not Selected for the Program

Employee Title	Age on Separation Date	Selected	Not Selected
Executive Vice President and Chief Operating Officer	49	X
Chief Business Officer	62	X
President & CEO	61		X
Chief Scientific Officer	59		X
Executive Vice President & Chief Financial Officer	56		X

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